                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

       Date of Report (date of earliest event Reported) February 17, 1999

                              COLUMBIA ENERGY GROUP

             (Exact name of registrant as specified in its charter)

          Delaware                1-1098                        13--1594808
(State or other jurisdiction   (Commission                     (IRS Employer
     of incorporation)         File Number)                  Identification No.)

                13880 Dulles Corner Lane, Herndon, VA 20171-4600
                    (Address of principal executive offices)

        Registrant's telephone number, including area code (703) 561-6000

Item 5. Other Events

         Information contained in a News Release dated February 17, 1999 is incorporated herein by reference.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                  Columbia Energy Group
                                                     (Registrant)

                                                  By /s/J. W. Grossman
                                                     Vice President & Controller

Date: February 17, 1999

For Immediate Release                                                  Contacts:
February 17, 1999                       News Media: Simon Ruebens (703) 561-6063
                           Financial Community:  Thomas L. Hughes (703) 561-6001

COLUMBIA ANNOUNCES STOCK REPURCHASE PROGRAM

         Herndon, Va., Feb. 17 - Columbia Energy Group today announced that its board of directors has approved a repurchase program for up to $100 million of its common stock, through February 29, 2000.

         The repurchase program authorizes Columbia Energy Group to make purchases in the open market or otherwise. The timing and terms of purchases, and the number of shares actually purchased, will be determined by management based on market conditions and other factors. Purchases will be conducted in accordance with applicable rules of the Securities and Exchange Commission. Purchased shares will be held in treasury and will be available for general corporate purposes or resale at a future date, or will be retired. Any purchases will be financed with short-term debt, or made from available funds. The plan may be suspended or terminated at any time, at the company's discretion. This announcement is not a request or offer for tender of shares to the company. The company currently has approximately 83.5 million shares outstanding.

         Columbia Energy Group, based in Herndon, Va., is one of the nation's leading energy services companies, with 1998 revenues of nearly $6.6 billion and assets of about $7 billion. Its operating companies engage in all phases of the natural gas business, including exploration and production, transmission, storage and distribution, as well as commodities marketing, energy management, propane sales and electric power generation, sales and trading. Columbia's companies serve customers in 34 states and the District of Columbia; over 60 percent of America's gas and electric revenue is derived in and around its principal operating region.

         Information about Columbia Energy Group (NYSE:CG) is available on the Internet at www.columbiaenergygroup.com.